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                                                                   EXHIBIT 1.1.1

             TEXACO INC.                       TEXACO CAPITAL INC.
       2000 WESTCHESTER AVENUE                   1013 CENTRE ROAD
     WHITE PLAINS, NEW YORK 10650           WILMINGTON, DELAWARE 19801

                            ------------------------

                                  AMENDMENT TO
                             UNDERWRITING AGREEMENT
                              STANDARD PROVISIONS

                             ---------------------

                                                                December 2, 1998

To: The firm or firms who may be
   Purchasers of Purchased Securities

Dear Sirs:

    Texaco Inc. ("Texaco") and Texaco Capital Inc. (the "Company"), both Delaware corporations, are considering issuing and selling in the United States, from time to time, up to $1,642,500,000 (or the equivalent in foreign denominated currency or units based on or related to currencies, including European Currency Units) of their securities ("Securities"), or if any Securities are to be issued at original issue discount, such greater amount as shall result in net proceeds of $1,642,500,000. Debt Securities issued by the Company will be guaranteed ("Guaranties") by Texaco.

    In the document entitled Underwriting Agreement Standard Provisions dated as of February 18, 1998, ("Underwriting Agreement Standard Provisions") filed as
Exhibit 1.1 to the Registration Statement (No. 333-46527) on February 18, 1998, Texaco and the Company indicated that they were considering issuing and selling in the United States, from time to time, up to $1,250,000,000 of their Securities and Guaranties.

    Because Texaco and the Company are now considering issuing and selling in the United States, from time to time, up to $1,642,500,000 of their Securities and Guaranties, Texaco and the Company hereby amend the Underwriting Agreement Standard Provisions, by changing the amount of $1,250,000,000 to $1,642,500,000 in the two places where such amount appears in the first paragraph of the Underwriting Agreement Standard Provisions.

    Furthermore, the Exhibits to the Underwriting Agreement Standard Provisions are hereby amended so as to refer both to the Underwriting Agreement Standard Provisions and to this Amendment.

                                          Very truly yours,

                                            Texaco Capital Inc.
                                        By: ____________________________________

                                            Texaco Inc.
                                        By: ____________________________________